KBR Announces Strong Third Quarter 2015 Earnings
•   Earnings significantly improved from 2014 driven by strong operating performance
•   On track to deliver strategic plan goals for cost savings / margins by end of 2016

HOUSTON, Texas — November 2, 2015 — KBR, Inc. (NYSE: KBR), a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, today announced strong third quarter 2015 financial results.

Net income attributable to KBR was $55 million or $0.38 per diluted share ($0.40 per diluted share excluding $3 million in pre-tax U.S. Government legacy legal fees), in the third quarter of 2015 compared to net income of $30 million or $0.21 per diluted share, in the third quarter of 2014. Consolidated revenue in the third quarter of 2015 was $1.2 billion compared to $1.7 billion in the third quarter of 2014.

"Our third quarter consolidated results reflect continued strength in our operational performance and progress towards achieving the strategic objectives we previously outlined. It was pleasing to see the non-strategic power projects, managed by our E&C organization, perform better than projected and provide incremental earnings. KBR's transformation is well underway and we are on track to achieve the 2016 targets for segment profit margin percentages and $200 million in annual cost savings," said Stuart Bradie, President and Chief Executive Officer of KBR, Inc. "To-date the company has identified and actioned more than $150 million of the $200 million savings target with the identified savings being realized throughout 2015 and 2016. During the quarter we also closed on two strategic partnerships to accelerate growth and earnings in our Industrial Services and pipe fabrication businesses and made continued progress towards closing non-strategic businesses and completing loss making projects," Bradie said.

Bradie continued, "Low oil prices continue to impact client capital expenditures, however, KBR's technology and project delivery capability focused primarily on natural gas derivative products and associated downstream facilities positions us well for this market. We continue in the bidding phase on major gas monetization and U.K. Ministry of Defence project prospects and continue to make good progress in successfully settling a number of legacy U.S. Government contract disputes. Finally, our strong balance sheet provides confidence to our clients and optionality as our markets continue to evolve."

Business Discussion (All comparisons are third quarter 2015 versus third quarter 2014 unless otherwise noted.)

Technology & Consulting (T&C) Results

Technology & Consulting gross profit was $17 million, roughly flat with the prior year while revenue was $79 million, a decrease of $15 million. Lower revenue is the result of reduced proprietary equipment sales and consulting revenues associated with upstream oil related projects. Gross profit margin was 22 percent, in-line with the company's target for the segment.

Looking forward, while upstream consulting may remain challenged from low oil prices, the company sees continued global technology opportunities for syngas, refining and olefins projects including new builds and revamps to improve efficiencies of existing facilities.

Engineering & Construction (E&C) Results

Engineering & Construction gross profit was $48 million, up $2 million from the prior year. Gross profit in 3Q15 was primarily driven by solid operational performance and lower overheads.

Revenue was $828 million, a decrease of $368 million primarily related to reduced activity on an LNG project as it continues to move toward completion, the winding down of the company's legacy Canadian pipe fabrication and module assembly projects and other North American projects nearing completion.

Equity in earnings of unconsolidated affiliates was $26 million, flat with the prior year.

Looking forward, the company continues to see opportunities for LNG, FLNG, oil & gas, ammonia and chemicals projects, as well as growth in maintenance services and small construction contracts executed by the company's recently formed 50/50 joint venture with Bernhard Capital Partners (BCP), Brown & Root Industrial Services.

Government Services (GS) Results

Government Services gross profit was $8 million, a decrease of $16 million while revenue was $176 million, relatively unchanged from the prior year. The reduction in gross profit was primarily driven by a significant award fee on the legacy LogCAP III contract in 3Q14 that did not reoccur in 3Q15, partially offset by higher profits from increased activity on the company's LogCAP IV and other U.S. Military operating base contracts.

Equity in earnings of unconsolidated affiliates was $9 million, down $3 million, primarily driven by the timing of annual lifecycle maintenance costs associated with a large U.K. MoD project that were incurred in the third quarter of the current year versus the fourth quarter of the prior year. Equity in earnings reflects continued strong performance on joint venture annuity type contracts in the U.K.

Looking forward, KBR remains well placed in sole source negotiations on two large-scale contracts for the U.K. MoD. The company also continues to make good progress in resolving legacy legal issues from the LogCAP III and RIO contracts.

Non-Strategic Business (NSB) Results

Non-Strategic Business gross profit was $14 million, up $72 million, primarily driven by loss provisions taken on power projects in 3Q14 that did not reoccur in 3Q15, favorable settlements with a major subcontractor and from lower overheads. Positive gross profit in NSB was also the result of better than anticipated operational performance on power projects. Revenue was $116 million, down $73 million, primarily related to the sale of the Building Group business unit in 2Q15 which had a quarterly revenue run-rate of approximately $60 million, and lower revenues from two non-strategic power projects. One of the company's three remaining power projects is now largely complete, the second is scheduled to finish in early 2016, and the third project is scheduled for completion in 2017.

Strategic Actions Update

During the third quarter, the company closed two key strategic partnerships with BCP for industrial services activities in North America and a strategic alliance for pipe fabrication business. KBR's 50/50 joint venture with BCP, Brown & Root Industrial Services, provides access to a number of key geographies and customers where KBR previously had a limited presence. The strategic alliance for pipe fabrication provides KBR with access to facilities on the strategic Gulf Coast. Net cash proceeds from the two transactions were $33 million.

The company also incurred $15 million in pre-tax restructuring and asset impairment costs and recorded a $6 million pre-tax gain on the disposition of certain assets during the quarter.

Consolidated backlog of $13.3 billion was unfavorably impacted in the quarter by two significant one-time items. First, only half of KBR's Americas Industrial Services business unit's backlog remains within the E&C segment following the formation of the aforementioned 50 / 50 joint venture with BCP. This reduced E&C segment backlog by $340 million. Second, backlog in the quarter was reduced by $391 million primarily resulting from the strength of the U.S. dollar versus the U.K. Pound Sterling and Australian dollar. Excluding these items consolidated backlog would have been $731 million higher, or $14 billion.

Looking forward, activities on a number of previously communicated sales prospects relating to gas monetization and U.K. MoD contracts continue to progress and client decisions are expected in the near term.

2016 Guidance

The company plans to issue 2016 fiscal year guidance in conjunction with its fourth quarter 2015 earnings call.

About KBR, Inc.

KBR, Inc.is a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, employing approximately 25,000 people worldwide with customers in more than 70 countries and operations in 40 countries across three distinct global businesses:
•   Technology & Consulting, including proprietary technology in refining, ethylene, ammonia and fertilizers, and gasification; and niche consulting and know-how through subsidiaries Granherne, Energo and GVA
•   Engineering & Construction, including Offshore Oil & Gas; Onshore Oil & Gas; LNG/GTL; Refining; Petrochemicals; Chemicals; differentiated EPC, and Industrial Services
•   Government Services, including program management and long term annuity contracts
KBR is proud to work with its customers across the globe to provide technology, value-added consulting services, integrated EPC delivery and Long Term Industrial Services to ensure consistent project delivery with predictable results. At KBR, we deliver.
.
Visit www.kbr.com.

Forward Looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company's indemnities from its former parent; changes in capital spending by the company's customers; the company's ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company's ability to control its cost under its contracts; claims negotiations and contract disputes with the company's customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR's most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:

Investors
Zac Nagle
Vice President, Investor Relations
713-753-5082
Investors@kbr.com

Media
Marit Babin
Director, Global Communications & Government Relations
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Condensed Consolidated Statements of Income
(In millions, except for per share data)
(Unaudited)

	Three Months Ended
	September 30,	September 30,	June 30,
	2015	2014	2015

Revenues:
Technology & Consulting	$79	$94	$80
Engineering & Construction	828	1,196	953
Government Services	176	178	158
Subtotal	1,083	1,468	1,191
Non-strategic Business	116	189	190
Total revenues	1,199	1,657	1,381
Gross profit (loss):
Technology & Consulting	17	18	21
Engineering & Construction	48	46	52
Government Services	8	24	(1)
Subtotal	73	88	72
Non-strategic Business	14	(58)	2
Total gross profit	87	30	74
Equity in earnings of unconsolidated affiliates:
Technology & Consulting	-	-	-
Engineering & Construction	26	26	40
Government Services	9	12	13
Subtotal	35	38	53
Non-strategic Business	-	-	-
Total equity in earnings of unconsolidated affiliates	35	38	53
General and administrative expenses	(38)	(58)	(42)
Asset impairment and restructuring charges	(15)	-	(17)
Gain on disposition of assets	6	-	28
Operating income	75	10	96
Other non-operating income (expenses)	3	34	(5)
Income before income taxes and noncontrolling interests	78	44	91
Benefit (provision) for income taxes	(19)	1	(23)
Net income	59	45	68
Net income attributable to noncontrolling interests	(4)	(15)	(6)
Net income attributable to KBR	$55	$30	$62

Net income attributable to KBR per share:
Basic	$0.38	$0.21	$0.43
Diluted	$0.38	$0.21	$0.43

Basic weighted average common shares outstanding	144	145	144
Diluted weighted average common shares outstanding	144	145	144

Cash dividends declared per share	$0.08	$0.08	$0.08

KBR, Inc.: Condensed Consolidated Statements of Income
(In millions, except for per share data)
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2015	2014

Revenues:
Technology & Consulting	$231	$285
Engineering & Construction	2,758	3,546
Government Services	489	527
Subtotal	3,478	4,358
Non-strategic Business	538	591
Total revenues	4,016	4,949
Gross profit (loss):
Technology & Consulting	57	48
Engineering & Construction	155	108
Government Services	3	28
Subtotal	215	184
Non-strategic Business	16	(87)
Total gross profit	231	97
Equity in earnings of unconsolidated affiliates:
Technology & Consulting	-	-
Engineering & Construction	87	63
Government Services	36	55
Subtotal	123	118
Non-strategic Business	-	-
Total equity in earnings of unconsolidated affiliates	123	118
General and administrative expenses	(119)	(178)
Asset impairment and restructuring charges	(34)	-
Gain on disposition of assets	34	8
Operating income	235	45
Other non-operating income	4	18
Income before income taxes and noncontrolling interests	239	63
Provision for income taxes	(61)	(30)
Net income	178	33
Net income attributable to noncontrolling interests	(17)	(54)
Net income (loss) attributable to KBR	$161	$(21)

Net income (loss) attributable to KBR per share:
Basic	$1.11	$(0.14)
Diluted	$1.11	$(0.14)

Basic weighted average common shares outstanding	144	145
Diluted weighted average common shares outstanding	144	145

Cash dividends declared per share	$0.24	$0.24

KBR, Inc.: Condensed Consolidated Balance Sheet
(In millions, except share data)

	September 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$768	$970
Accounts receivable, net of allowance for doubtful accounts of $20 and $19	699	847
Costs and estimated earnings in excess of billings on uncompleted contracts ("CIE")	284	490
Deferred income taxes	68	90
Other current assets	143	147
Total current assets	1,962	2,544
Property, plant and equipment, net of accumulated depreciation of $340 and $385 (including net PPE of
$51 and $57 owned by a variable interest entity)	198	247
Goodwill	324	324
Intangible assets, net of accumulated amortization of $90 and $96	38	41
Equity in and advances to unconsolidated affiliates	261	151
Deferred income taxes	176	174
Claims and accounts receivable	549	570
Other assets	143	148
Total assets	$3,651	$4,199

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$485	$742
Payable to former parent	19	56
Billings in excess of costs and estimated earnings on uncompleted contracts ("BIE")	500	531
Accrued salaries, wages and benefits	176	197
Nonrecourse project debt	10	10
Other current liabilities	326	488
Total current liabilities	1,516	2,024
Pension obligations	444	502
Employee compensation and benefits	110	112
Income tax payable	72	69
Deferred income taxes	175	170
Nonrecourse project debt	56	63
Deferred income from unconsolidated affiliates	103	95
Other liabilities	201	229
Total liabilities	2,677	3,264
KBR shareholders' equity:
Preferred stock	-	-
Common stock	-	-
Paid-in capital in excess of par	2,066	2,091
Accumulated other comprehensive loss	(920)	(876)
Retained earnings	565	439
Treasury stock	(729)	(712)
Total KBR shareholders' equity	982	942
Noncontrolling interests ("NCI")	(8)	(7)
Total shareholders' equity	974	935
Total liabilities and shareholders' equity	$3,651	$4,199

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2015	2015	2014

Cash flows from (used in) operating activities:
Net income	$59	$68	$45
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10	8	19
Equity in earnings of unconsolidated affiliates	(35)	(53)	(38)
Deferred income tax (benefit) expense	17	(3)	(13)
Gain on disposition of assets	(6)	(28)	-
Gain on negotiated settlement with former parent	-	-	(24)
Other	19	9	4
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	30	(52)	(27)
Costs and estimated earnings in excess of billings on uncompleted contracts	30	94	(21)
Accounts payable	(104)	(33)	(12)
Billings in excess of costs and estimated earnings on uncompleted contracts	33	(35)	45
Accrued salaries, wages and benefits	(9)	4	(15)
Reserve for loss on uncompleted contracts	(18)	(45)	(4)
Receipts of advances from unconsolidated affiliates, net	6	(2)	7
Distributions of earnings from unconsolidated affiliates	12	35	153
Income taxes payable	8	(4)	2
Pension funding	(16)	(10)	(13)
Net settlement of derivative contracts	(1)	(3)	(4)
Other assets and liabilities	19	19	54
Total cash flows provided by (used in) operating activities	54	(31)	158
Cash flows from (used in) investing activities:
Purchases of property, plant and equipment	(4)	(3)	(12)
Payment for investment in partnership	(15)	-	-
Proceeds from sale of assets or investments	48	23	-
Total cash flows provided by (used in) investing activities	29	20	(12)
Cash flows used in financing activities:
Payments to reacquire common stock	(5)	(1)	(6)
Investments from noncontrolling interests	-	-	2
Distributions to noncontrolling interests	(9)	(5)	(16)
Payments of dividends to shareholders	(12)	(11)	(11)
Excess tax benefits from share-based compensation	-	-	(1)
Payments on short-term and long-term borrowings	-	(7)	-
Other	(4)	1	1
Total cash flows used in financing activities	(30)	(23)	(31)
Effect of exchange rate changes on cash	(16)	7	(36)
Decrease in cash and equivalents	37	(27)	79
Cash and equivalents at beginning of period	731	758	969
Cash and equivalents at end of period	$768	$731	$1,048

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2015	2014

Cash flows from (used in) operating activities:
Net income	$178	$33
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	29	55
Equity in earnings of unconsolidated affiliates	(123)	(118)
Deferred income tax (benefit) expense	14	(2)
Gain on disposition of assets	(34)	(8)
Gain on negotiated settlement with former parent	-	(24)
Other	29	33
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(19)	66
Costs and estimated earnings in excess of billings on uncompleted contracts	168	(109)
Accounts payable	(239)	(43)
Billings in excess of costs and estimated earnings on uncompleted contracts	(10)	53
Accrued salaries, wages and benefits	(5)	(16)
Reserve for loss on uncompleted contracts	(100)	13
Receipts of advances from unconsolidated affiliates, net	10	14
Distributions of earnings from unconsolidated affiliates	84	212
Income taxes payable	(7)	22
Pension funding	(37)	(37)
Net settlement of derivative contracts	(40)	2
Other assets and liabilities	17	32
Total cash flows provided by (used in) operating activities	(85)	178
Cash flows from (used in) investing activities:
Purchases of property, plant and equipment	(8)	(46)
Payment for investment in partnership	(15)	-
Proceeds from sale of assets or investments	71	9
Total cash flows provided by (used in) investing activities	48	(37)
Cash flows used in financing activities:
Payments to reacquire common stock	(22)	(102)
Acquisition of noncontrolling interest	(40)	-
Investments from noncontrolling interests	-	10
Distributions to noncontrolling interests	(21)	(49)
Payments of dividends to shareholders	(35)	(35)
Net proceeds from issuance of common stock	1	4
Payments on short-term and long-term borrowings	(7)	(7)
Other	(4)	1
Total cash flows used in financing activities	(128)	(178)
Effect of exchange rate changes on cash	(37)	(21)
Decrease in cash and equivalents	(202)	(58)
Cash and equivalents at beginning of period	970	1,106
Cash and equivalents at end of period	$768	$1,048

KBR, Inc. Backlog Information
(Millions)
(Unaudited)

	September 30,	June 30,	December 31,
	2015	2015	2014

Technology & Consulting	$423	$421	$400
Engineering & Construction	5,740	7,353	7,788
Government Services	6,783	7,068	1,763
Subtotal	12,946	14,842	9,951
Non-strategic Business	354	456	908
Total backlog(b)	$13,300	$15,298	$10,859

(a) Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally include total expected revenues in backlog when a contract is awarded under a legally binding commitment. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate depending on estimated revenues and contract duration. Where contract duration is indefinite and clients can terminate for convenience at any time without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services of each project in backlog. Previously, for long term contracts associated with the U.K. government’s privately financed initiatives or projects (“PFIs”), the amount included in backlog was limited to five years. Effective in the second quarter of 2015, we modified our backlog policy and now record the estimated value of all work forecast to be performed under the PFI contracts. The reason for the change is that under these PFI contracts, the client is obligated to pay us certain amounts spanning periods beyond five years even if the client terminates the contracts for convenience. Also, recording the full value of PFIs into backlog is a relatively common industry practice. This change only relates to backlog of unfilled orders and does not alter our longstanding polices for revenue recognition; therefore, it has no impact on our financial statements. Our estimate of revenues related to payment obligations for periods beyond the five years is $5.4 billion and is included in the total ending backlog at September 30, 2015 above.

Included in the backlog table above is our proportionate share of unconsolidated joint ventures' estimated revenues. However, because these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our backlog for projects related to unconsolidated joint ventures totaled $9.1 billion, including the PFI change discussed above, at September 30, 2015 and $4.3 billion at December 31, 2014. Our backlog included in the table above for projects related to consolidated joint ventures with noncontrolling interest totaled $423 million and $928 million at September 30, 2015 and December 31, 2014, respectively.

As of September 30, 2015, 67% of our backlog was attributable to fixed-price contracts, including 47% related to our PFI contracts, and 33% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of September 30, 2015 and December 31, 2014.

(b) Backlog attributable to unfunded government orders was none at September 30, 2015 and $36 million at December 31, 2014.